Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Trustees and Shareholders
First Potomac Realty Trust:
We consent to the use of our reports dated March 15, 2007, with respect to the consolidated balance sheets of First Potomac Realty Trust and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006 and the related financial statement schedule of real estate and accumulated depreciation, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the Annual Report on Form 10-K of First Potomac Realty Trust for the year ended December 31, 2006, and our report dated February 15, 2007 with respect to the statement of revenues and certain expenses of Indian Creek Court for the year ended December 31, 2005, which report appears in the Current Report on Form 8-K of First Potomac Realty Trust filed April 12, 2007, incorporated herein by reference.
Our report with respect to the December 31, 2006 consolidated financial statements and schedule of First Potomac Realty Trust refers to the adoption of Statement of Financial Accounting Standard No 123(R), Share-Based Payment in 2006.
/s/ KPMG LLP
McLean, Virginia
April 13, 2007